Exhibit 99.1

* Newark, DE — (Marketwire-May 16, 2008)

O2Diesel Announces First Quarter 2008 Financial Results

O2Diesel Corporation (OTOD.PK), a pioneer in the development of cost-effective, cleaner-burning, diesel fuels for centrally-fueled fleets of all types, announced today financial results for the first quarter ended March 31, 2008.

Alan Rae, Chief Executive Officer of O2Diesel stated, “The first quarter of 2008 was a challenge to all of us in the alternative fuels industry, however it is our firm belief that the global opportunities for clean-burning, renewable fuels have never been greater and timelier.  Despite the challenges, O2Diesel continues to provide optimum near and long-term solutions to many of the problems being encountered globally with the need to improve air quality and reduce our dependence on oil.  Our outlook for 2008 has many of the projects we have begun over the past several years maturing.  The development of O28 for the U.S. Air Force has continued to move forward and we expect to conclude the final testing and to obtain a decision on their wide scale use of this fuel by mid to late summer.  In Europe, the tests conducted  at Veolia Transit have, as anticipated, gone very well as evidenced by their press conference in April.   Our efforts in South America continue as we seek greater market awareness in Paraguay, Bolivia and Colombia.  As part of our effort to streamline our operations and cut our cash burn, we continue to implement cost saving measures throughout the organization and have reduced our operating expense by a significant 38%.”

For the first quarter ended March 31, 2008, the Company reported revenues of $13,285 as compared to revenues of $181,713 for the same period of 2007.  The Company reported a net loss of $1.49 million, or ($0.02) per share for the quarter ended March 31, 2008 as compared with a net loss of $2.4 million , or ($0.03) per share for the same period of 2007.

At March 31, 2008, the Company had $2.7 million in assets, including $.268 million in cash and cash equivalents and $1.25 million in restricted cash, compared to $0.58 million in cash and cash equivalents and $2.3 in restricted cash for the quarter ended March 31, 2007.  Working capital stands at approximately ($.45) million compared to $.85 million at the quarter ended March 31, 2007. Shareholders equity was approximately ($.1) million compared to $1.2 million at March 31, 2007.

Mr. Rae continued, “We remain very optimistic about our new partnership with KL Process Design Group and are anxious to take advantage of their leading edge cellulosic-based-ethanol (CBE) processing technology in our target markets.  The enthusiastic response we have received, especially in Europe, clearly demonstrates that we are well positioned to take advantage of second generation ethanol technology, which will further support our strategy to vertically integrate within the industry and to obtain greater control over our fuel components.  We remain focused on moving the company forward by developing strategic partnerships with companies that will help support the costs of developing our target markets while participating in the economic benefits.  We are confident that the remainder of 2008 will show a windfall of positive change for the Company.”

More About O2Diesel: The Company and Its Fuel Technology

O2Diesel Corporation (OTOD.PK) and its U.S. subsidiary O2Diesel, Inc., is a pioneer in the commercial development of a cleaner-burning diesel fuel alternative that provides exceptional performance and environmental qualities for centrally fueled fleets and off-road equipment of all kinds. Engineered and designed for universal application, O2Diesel™ is an ethanol-diesel blend that substantially reduces harmful emissions without sacrificing power and performance. Extensive independent and government-recognized laboratory and in-use field tests have demonstrated the effectiveness of O2Diesel™ — the introduction of this cost-effective, cleaner-burning diesel fuel is now underway in the United States and other global markets. For more information please refer to www.o2diesel.com.

Forward Looking Statements

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding O2Diesel Corporation’s business which are not historical facts are ‘forward-looking statements’ that involve risks and uncertainties. Forward-looking statements are subject to a variety of risks and uncertainties which could cause actual events or results to differ from those reflected in the forward-looking statements, including, without limitation, the failure to obtain adequate financing on a timely basis and other risks and uncertainties. Actual results could differ materially from those projected in the forward-looking statements, as a result of either the matters set forth or incorporated in this report generally or certain economic and business factors, some of which may be beyond the control of O2Diesel. These factors include adverse economic conditions, entry of new and stronger competitors, inadequate capital, unexpected costs, failure to gain product approval in the United States or foreign countries for the commercialization and distribution of our products, failure to capitalize upon access to new markets and failure in obtaining the quality and quantity of ethanol necessary to produce our product at competitive prices. O2Diesel disclaims any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. “O2Diesel” and “CityHome” are trademarks of O2Diesel Corporation.

Contact:

O2Diesel Corporation

Alan Rae

+1 (302) 266 6000 ext. 221